Exhibit 99.1

Contact:	Christi Woodworth
Vice President of Public Relations
(405) 225-5602

SONIC STRENGTHENS LEADERSHIP TEAM

Three key executive promotions announced

OKLAHOMA CITY (April 9, 2015) – Sonic Corp. (NASDAQ: SONC), the nation’s largest chain of drive-in restaurants, today announced several promotions in its leadership team. Stephen C. Vaughan, the Company’s Executive Vice President and Chief Financial Officer, was promoted to Executive Vice President of Franchise Operations, Finance and Planning. Claudia S. San Pedro, the Company’s Vice President of Investor Relations, Communications and Treasurer, was promoted to Senior Vice President, Chief Financial Officer and Treasurer. Todd W. Smith, the Company’s Vice President and Chief Marketing Officer, was promoted to Senior Vice President and Chief Marketing Officer.

“We have an incredibly talented management team and believe that these expanded roles for Steve, Claudia and Todd will strengthen our organization even more,” said Cliff Hudson, Sonic Corp. CEO. “Structuring the organization in this way ensures collaboration across functions with leadership who have a proven track record to move the business forward. I look forward to continued growth of the brand as we work to become America’s most-loved restaurant brand.”

Vaughan joined Sonic in 1992 and has been Executive Vice President since 2008 and Chief Financial Officer since 2004. Previous to joining Sonic, Vaughan worked in public accounting. In his new role, in addition to overseeing franchise operations, he leads supply chain management, operations and technical services, quality assurance and customer satisfaction and retains executive management of the finance function.

San Pedro joined Sonic in 2006 as Treasurer. She has also served as Vice President of Investor Relations since 2009. Prior to joining the Company, she served as the director for the Oklahoma Office of State Finance. Appointed by Governor Brad Henry in 2005, San Pedro was the first female and first Hispanic to serve as Director of State Finance for Oklahoma. In her new role, she is responsible for the finance and accounting functions, in addition to previous responsibilities for investor relations, treasury, performance analysis, risk management and communications.

Smith joined Sonic in 2012 as Vice President of Marketing. Prior to joining the Company, he served in various marketing functions in the quick service restaurant industry. In his new role, Smith not only continues to oversee brand management, product innovation, consumer insights and creative services but will also lead digital marketing, customer relationship management and loyalty for the Sonic brand.

About Sonic

SONIC®, America’s Drive-In®, is the nation’s largest chain of drive-in restaurants with more than 3,500 drive-ins serving approximately 3 million customers every day. Over the past 60 years, SONIC has delighted guests with signature menu items, more than 1 million drink combinations, friendly service by iconic Carhops and ongoing support of education through its award-winning Limeades for Learning®

program. For more information about Sonic Corp. (NASDAQ/NM: SONC) and its subsidiaries, please visit sonicdrivein.com. Customers can also connect with SONIC at facebook.com/sonicdrivein or on Twitter @sonicdrive_in.

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